Important Notice of Blackout Period to Directors and Executive Officers of The Mosaic Company
October 3, 2018

The Mosaic Company (the “Company”) intends to change the record keeper and benefit administration service provider for the Company’s 401(k) plans, namely, the Mosaic Investment Plan and the Mosaic Union Savings Plan (the “Plans”). In connection with this change, participants in the Plans will be unable to direct or diversify their investments, or obtain a distribution or loan from the Plans for a certain period of time. This period (the “Blackout Period”) will begin at 4:00 p.m. Eastern Time on November 2, 2018 and is expected to end the week of November 18, 2018.
Under the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR, during the Blackout Period directors and executive officers of the Company are prohibited from buying, selling, trading or otherwise acquiring or transferring Mosaic equity securities (including common stock, options and other derivatives) acquired in connection with their service as a director or executive officer. Prohibited transactions are not limited to those involving your direct ownership, but include indirect transactions (for example, transactions by your immediate family members living in your household). However, there are certain transactions that are exempt from this prohibition, including purchases or sales under a Rule 10b5-1 trading plan under certain circumstances and bona fide gifts, bequests and transfers pursuant to domestic relations orders. The rules are complex, so please consult with Beth Paulson at the contact below if you have questions about prohibited transactions and exemptions. Please note that the restrictions on trading extend beyond the quarterly blackout period under the Company’s Insider Trading Policy.
We will notify you of any changes that affect the dates of the Blackout Period. If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, please contact Mark Isaacson at (763) 577-2840 or Beth Paulson, the Company's Senior Corporate and Securities Counsel, at (763) 577-2856 at The Mosaic Company’s corporate headquarters located at 3033 Campus Drive, Plymouth, MN 55441.